Exhibit 99.1

FOR IMMEDIATE RELEASE	DATE: Nov. 17, 2014

Contacts:
Lorrie Paul Crum Vice president, Corporate Relations +1.724.539.6792	Quynh McGuire Director, Investor Relations +1.724.539.6559

Kennametal Board Names Don Nolan Chief Executive Officer

-	Executive known for leading growth-oriented transformations at Avery Dennison and Valspar

-	Demonstrated success driving materials innovation and customer engagement

LATROBE, Pa., USA: Nov. 17, 2014 — The board of directors of Kennametal Inc. (NYSE: KMT) today announced the appointment of Donald (Don) A. Nolan as the company’s president, chief executive officer (CEO) and member of the board of directors, while electing William R. Newlin, lead director, to serve as chairman of the board, both effective Nov. 17, 2014, facilitating a clear-cut, transparent transition of immediate effect. As previously announced, Carlos Cardoso’s retirement is effective Dec. 31, 2014.

“In Don Nolan, we have selected a dynamic leader with deep expertise in materials and metallurgy and an excellent track record delivering growth and performance objectives,” said Newlin. “We expect Don to accelerate the company’s growth with industry-leading customer engagement and innovation, while ensuring we have the right people, portfolio, cost structure and performance to serve Kennametal.”

“To lead this company at this time is an amazing opportunity,” said Nolan. “Kennametal stands apart among industrial companies as a genuine innovator, serving customers’ most extreme engineering needs to increase uptime. I am both honored and inspired to build on that value proposition for all of our stakeholders.”

Nolan has served Avery Dennison Corporation since 2008, most recently as president of the company’s $4.5 billion Materials Group, where he increased innovation, growth and profitability. Prior to that, he advanced in leadership roles at several industrial peers, including Valspar Corporation, Loctite Corporation, and Ashland Chemical Company. Earlier in his career, Nolan held sales positions at General Electric Company and at Latrobe Steel, then a subsidiary of The Timken Company.

Nolan holds a Bachelor of Science in Materials and Metallurgical Engineering from the University of Michigan; a Master of Science in Mechanical Engineering from Rensselaer Polytechnic Institute; and a Master of Business Administration from the University of Michigan.

With the addition of Nolan, Kennametal’s board also includes eight independent directors: Cindy L. Davis; Philip A. Dur; Timothy R. McLevish; Lawrence W. Stranghoener; Ronald M. Defeo; William J. Harvey; William R. Newlin; and Steven H. Wunning, who collectively bring diverse experience from a range of companies, including Caterpillar; Dick’s Sporting Goods; DuPont; Kraft Foods; Mosaic; Nike; Northrop Grumman; Walgreens; and Terex.

Previously lead director on Kennametal’s board, Newlin is chairman of Newlin Investment Company LLC, and has served as executive vice president and chief administrative officer for DICK’S Sporting Goods, Inc. and chairman and chief executive officer of Buchanan Ingersoll. Co-founder of CEO Venture Funds, Newlin also served as a founding director of the Pittsburgh Technology Council, and as a director of the Pittsburgh Life Sciences Greenhouse. A life member of the American Law Institute, National Law Journal twice recognized Newlin as one of America’s top 100 most influential lawyers. In 2013, the Pittsburgh Venture Capital Association presented him with its Lifetime Achievement Award.

About Kennametal

Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere), “Outstanding Corporate Innovator” (Product Development Management Association), and “America’s Safest Companies” (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere.

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